Testing the Waters Materials Related to Series #POPEYE

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#POPEYE

'86 NES POPEYE

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POPEYE

CURRENT VALUE: $110,000

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OPINIONS DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1986 NES POPEYE VIDEO GAME

Investment Overview

•Upon completion of the Series #POPEYE Offering, Series #POPEYE will purchase a 1986 NES Popeye Video Game graded Wata 9.4 A+ as the Underlying Asset for Series #POPEYE (The “Series 1986 NES Popeye Video Game” or the “Underlying Asset” with respect to Series #POPEYE as applicable), the specifications of which are set forth below.

•The NES was launched in New York City in October 1985, Los Angeles in February 1986, and the rest of North America in September of 1986.  Nintendo sold 61.9 million NES units worldwide.

•Popeye the Sailor Man was a comic strip character introduced by E.C. Segar in 1929 in the comic strip “Thimble Theater,” which had been in circulation since 1919. Upon Popeye’s debut, the strip became immediately popular.

•Popeye for the NES is a 1986 port of the 1983 Nintendo arcade game of the same name. The NES cartridge was released as part of the Arcade Classics Series, a collection of games ported from arcades to the NES.

•The Underlying Asset is a 1986 NES Popeye Video Game graded Wata 9.4 A+.

Asset Description

Overview & Authentication

•Popeye, as well as girlfriend Olive Oyl, and rival Bluto, made their first theatrical appearance on July 14, 1933, in a Betty Boop cartoon titled Popeye the Sailor. Betty Boop appeared only momentarily because the film was meant to test Popeye’s ability to win over audiences and feature in his own series of shorts. Three months after the short’s successful run, Popeye received his own animated theatrical series.

•In 1936 Popeye starred in his first set of color cartoons, one of which, Popeye Meets Sinbad the Sailor, was nominated for an Academy Award.

•Paramount Pictures sold their 234 Popeye shorts to Associated Artists Productions for television syndication in 1957. This increased Popeye’s waning popularity, making him the most popular children’s television star at the time. An advertisement in the March 20, 1957, issue of Variety read: “Spinach rates high with kids when Popeye’s back in town. So does Popeye himself.  In 21 cities across the country all markets rated thus far by ARB-Popeye cartoon programs earned a resounding rating of 16.2 on a weekly average, regardless of station, time period or competition.”

•The Nintendo Entertainment System (NES) was a console released by Nintendo for U.S. Markets in 19852.

•The NES was launched in New York City in October 1985, Los Angeles in February 1986, and the rest of North America in September of 1986.  Nintendo sold 61.9 million NES units worldwide.

•The NES system was sold new in the United States until it was discontinued in 1995.

•Shigeru Miyamoto was hired by Nintendo after graduating from college with hopes of becoming a toy-designer. Instead, the young designer would be tasked with working on art for Nintendo’s new video games.

•Nintendo’s early video games (“Sheriff” and “Radar Scope”) were successful in Japan, but when the company tried to enter the U.S. market to compete with Taito and Namco, they were met with failure, only selling 1,000 units of “Radar Scope” and finding themselves left with unwanted expensive inventory.

•In order to avoid financial ruin, Miyamoto was placed in charge of a new project to save Nintendo’s video game department. Despite no game design experience (he simply gave direction to the design team to execute on his ideas), Miyamoto approached the design of this new game differently than his predecessors, placing characters with individual personalities and stories at the center of his vision.

•Miyamoto would be responsible for the creation of Nintendo’s 1981 video game hit, Donkey Kong, which is often credited with saving Nintendo from financial ruin. Originally, it had been planned as a Popeye game, but due to initial licensing issues, “the designer superimposed the classic (Popeye, Bluto, Olive Oyl) love triangle over a King Kong theme.”

•Thanks to Donkey Kong’s success, Popeye publisher, King Features Syndicate, decided Nintendo was a good fit for a Popeye video game, hence Miyamoto was able to create a game based on the IP after all.

•In the Popeye game, the player is represented by Popeye, who must avoid his enemy Brutus and avoid flying objects thrown by The Sea Hag. The game is very similar to Donkey Kong in style and game play.

The platformer rotates through three levels of play, and each level is fully visible on a single screen. The arcade game was first released as an arcade cabinet in December of 1982.

•Popeye for the NES, released in 1986, was part of Nintendo’s Arcade Classics Series. This series is part of Nintendo’s first 30 games, known as the “Black Box” series because of their uniform box design.

•On December 12, 1980, a live-action Popeye film was released.  It was directed by esteemed director Robert Altman and starred Robin Williams in the title role.

•Nintendo released an official, 3D version of the original Popeye game for their Switch console on November 4, 2021.

•The Carolina Collection is described by Wata in an article from 2019: “What makes this collection truly outstanding is rooted in the person that meticulously assembled it over many years – Dain Anderson, founder and highly active member of the NintendoAge forums… Rare and valuable pieces range from several of the best known examples of the most highly coveted NES games to historical “paper” items that contribute to the fascinating evolution of at-home video gaming.”

•The Carolina Collection was formerly owned by Jeff Meyer, the founder of GoCollect.com.

•In the 2019 article, Wata wrote that The Carolina Collection “will be slowly exposed to the collecting community through a small handful of best-in-class auction houses and trusted collectibles dealers.”

•In the 2019 article, Wata wrote: “As with many other Collections and Pedigrees, the history of The Carolina Collection and the provenance of many of these pieces matter to collectors. Dain’s impact on the community, video game collecting, and the documentation of video game history is unparalleled. Noting pieces from The Carolina Collection allows collectors the opportunity to own a piece of this landmark collection that was curated over close to two decades by one of the ‘fathers’ of video game collecting.”

•The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.4 A+ with certification number 573830-018.

Notable Features

•The Underlying Asset is a 1986 NES Popeye Video Game graded Wata 9.4 A+.

•The Underlying Asset is 1 of 2 copies of the 1986 NES Popeye Video Game graded 9.4 A+.

•The Underlying Asset is a part of “The Carolina Collection.”

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from Wata Games.

Details

Series 1986 NES Popeye Video Game
Game	Popeye
System	NES
Manufacturer	Nintendo
Production Year	1986
Box Variant	The Carolina Collection, Rev-A, Round SOQ
Rarity	1 of 2 (Wata 9.4 A+)
Authentication	Wata Games
Box Grade	9.4
Seal Rating	A+
Certification No.	573830-018

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1986 NES Popeye Video Game going forward.

#POPEYE | $110K

COMPARABLE ASSET VALUE

ASSET VALUE

+315.4%

TRANSACTIONS

2

"With one of his cartoons airing somewhere in the world nearly every minute of every day, Popeye remains one of the most widely recognized and best-loved personalities ever."

COMICS KINGDOM

March 2019

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#POPEYE | *Visuals*

#POPEYE comes from the personal collection of “one of the ‘fathers’ of video game collecting.” Wata designates all games from this collection: The Carolina Collection.

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#POPEYE | *Timeline*

Jan. 1929 Popeye the Sailor Man makes his first appearance in creator E.C. Segar's comic strip, "Thimble Theater." Upon Popeye's debut, the comic finds immediate popularity.

Jul. 1933 Popeye makes his first theatrical appearance in a Betty Boop cartoon titled Popeye the Sailor. Betty Boop appears only momentarily as the film is meant to test Popeye's ability to win over audiences and feature in his own series of shorts. Three months after the short's successful run, Popeye receives his own animated theatrical series.

Nov. 1936 Popeye stars in his first set of color animated shorts, the most popular of them, "Sinbad the Sailor," receives an Academy Award nomination.